Exhibit 14.1
Endeavour International Corporation
Code of Business Conduct
At Endeavour, we conduct our business with the highest degree of honesty and ethical behavior. These standards are the cornerstone of our work. We are direct, clear, and ethical in our communications and actions. We speak with honesty, courage, and care. We are accountable for our words, our work, and our processes, which lead to a challenging and rewarding work environment.
This handbook sets forth Endeavour’s fundamental business values. It is by no means an exhaustive account, but rather a summary of some of the basic standards that underlie our business ethics and professional integrity; standards that apply to all Endeavour employees. All employees are responsible for familiarizing themselves with all corporate policies.
After reading this handbook, we encourage you to discuss its content with others and to ask questions if any items are not completely clear. Should you know of any events or transactions that violate these policies, your responsibility is to communicate the information promptly to your manager, or the managers of the Audit or Legal departments. Understanding, communicating, and working together are what make our policies effective and our workplace outstanding.
William L. Transier,
Chairman, President and Chief Executive Officer
Endeavour International Corporation

CONTENTS

COMPLIANCE IS SERIOUS BUSINESS	3

REPORTING POSSIBLE VIOLATIONS OF POLICIES	4

DISCIPLINARY ACTIONS	5

YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS SHAREHOLDERS	6
Equal Opportunity	6
Conflicts of Interest	7
Gifts & Entertainment
Outside Employment
Outside Directorships
Business Interests
Related Parties
Other Situations
Disclosure
Protecting Endeavour’s Confidential Information	9
The Confidential Information Agreement
Disclosure of Confidential Information
Obligations Under Securities Laws—“Insider” Trading	10
Disclosure to SEC and Other Public Communications
“Insider” Trading
Obligations Under Other Laws	10
Use of Endeavour’s Assets	11
General
Computers and Other Equipment
Software
Use of E-mail
Use of the Internet
Maintaining and Managing Financial Records	13
Payment Practices	14
Accounting Practices
Political Contributions
Vendors, Contractors, and Consultants
Approval Limitations

RESPONSIBILITIES TO OUR SUPPLIERS, AND CONTRACTORS	15
Payments or Gifts from Others	15
Handling the Confidential Information of Others	16
Need-to-Know
Notes and Reports

ANNUAL FILING AND DISCLOSURE REQUIREMENTS	17
Annual Filing	17
Disclosing Amendments and Waivers	17

ACKNOWLEDGEMENT AND CERTIFICATION	18

A FINAL WORD	19

APPENDIX A – FOREIGN CORRUPT PRACTICES ACT

ENDEAVOUR CODE OF BUSINESS CONDUCT
COMPLIANCE IS SERIOUS BUSINESS
Endeavour’s policies about honest and ethical business conduct reflect the kind of company we strive to be. A fundamental responsibility of being an Endeavour employee is respecting and adhering to our policies. Many Endeavour policies also reflect the requirements of laws or regulations. Policy violations can create significant liability for Endeavour, its directors, officers, and employees. Liabilities may result in monetary damages and may even threaten our ability to continue to do business.
In trying to determine whether any given action is appropriate, do not hesitate to ask your manager or the managers of the Finance or Legal departments.
You will be required to certify on the form provided at the end of this Code of Business Conduct that you have received, read and understand this Code of Business Conduct and that you have complied and that you will continue to comply with this Code of Business Conduct. The signed form will be placed in your personnel file for permanent reference.

ENDEAVOUR CODE OF BUSINESS CONDUCT
REPORTING POSSIBLE VIOLATIONS OF POLICIES
If you know of or suspect any conduct which you believe to be inconsistent with Endeavour’s policies or in violation of the law, you are obligated to promptly report it to one of the following:
•	your manager

•	the managers of the Finance or Legal departments.

ENDEAVOUR CODE OF BUSINESS CONDUCT
DISCIPLINARY ACTIONS
The matters covered in this Code of Business Conduct, are of the utmost importance to Endeavour, its stockholders, and its business partners, and are essential to Endeavour’s ability to conduct business in accordance with its stated values. We expect all of our directors, officers, employees, contractors, and consultants to adhere to these rules in carrying out their duties for Endeavour. For the purposes of this Code of Business Conduct, an “employee” shall include an Endeavour director or officer.
Endeavour will take appropriate action against any employee, contractor, or consultant whose actions are found to violate these policies or any other of Endeavour’s specific policies. Disciplinary actions may include immediate termination of employment or business relationship, at Endeavour’s discretion. Where Endeavour has suffered a loss, it will pursue its remedies against the individuals or entities responsible. Where laws have been violated, Endeavour will cooperate fully with the appropriate authorities. This Code of Business Conduct does not alter an employee’s at-will relationship with Endeavour.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Equal Opportunity
Endeavour’s values include ethical actions, honesty, respect for others, and teamwork. Their exercise requires an environment that is open, supportive, and interdependent. No action could be more contrary to our values than discrimination.
Our policies prohibit discrimination and harassment of any kind. Each of us needs to meet this obligation. Discrimination, harassment, slurs, or jokes based on a person’s race, color, creed, religion, national origin, citizenship, age, sex, marital status, or mental or physical disability will not be tolerated. This applies to every Endeavour employee and contractor.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Conflicts of Interest
Each of us has a responsibility to Endeavour, our stockholders, and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest may occur or appear to occur. Endeavour is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety.
There are several situations that may result in a conflict of interest. The most common include:
•	Accepting gifts and/or entertainment from suppliers, contractors, or other third parties with which Endeavour does business.

•	Being employed by another company while still an Endeavour employee.

•	Serving as a director on a competitor’s board.

•	Owning a significant part of or participating in another company or business.

•	Communicating with competitors.

•	Having close family relationships with outside suppliers, contractors, or consultants.
Consider these situations:
Gifts and Entertainment. It is not uncommon to receive gifts or entertainment from existing or potential suppliers and contractors. It is important to note, however, that in addition to increasing the cost of doing business, the receipt may lead to a perceived or actual conflict of interest. All gifts or entertainment received must be de minimis and must never be accepted prior to or immediately following the award of contracts. The gift or entertainment must never affect your motivations or decisions. You must disclose gift and entertainment opportunities to your manager or supervisor prior to accepting the gift or entertainment to better ensure transparency.
Outside Employment. You should not engage in any business outside of Endeavour if it interferes with your performance or responsibilities to the Company. Our policies prohibit any employee from simultaneous employment with an Endeavour supplier, customer, or competitor, and from taking part in any activity that enhances or supports a competitor’s position.
Outside Directorships. It is a conflict of interest to serve as a director of a company in competition with Endeavour. Although you may serve as a director of an Endeavour supplier, or customer, you must first obtain approval from the Company’s Chief Executive Officer before accepting a directorship, and any remuneration you receive should be of an amount equal to your responsibilities. If you serve as a director at the request of Endeavour, you should not accept any remuneration for service.
Business Interests. If you are considering investing in the business interests of customers, suppliers, and competitors, you must first take great care to ensure that these investments do not compromise your responsibilities to Endeavour. Many factors, including the size and nature of the investment, your ability to influence Endeavour decisions, your access to confidential information, and the nature of the relationship between Endeavour and the other business should be considered in determining whether a conflict situation exists. Typically, investments of less than two (2) percent of the total outstanding shares in companies listed on a national or international securities exchange, or quoted daily by NASDAQ or any other board, do not create a conflict. You must first obtain approval from the Company’s Chief Executive Officer prior to investing in the business interests of customers, suppliers and competitors.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Conflicts of Interest (cont.)
Related Parties. As a general rule, you should avoid conducting Endeavour business with a family member or with a business in which a family member is associated in any significant role. If such a transaction is unavoidable, you must obtain prior approval from the Company’s Chief Executive Officer. It is imperative that any dealings with a related party should be conducted in such a way that no actual or perceived preferential treatment is given to this business that would not otherwise be given to another business.
Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind, you should ask your manager or the managers in the Finance, Legal, or Human Resources departments before entering into the relationship or situation in question.
Disclosure. Each employee will be required to disclose any potential conflicts of interest and attest to complying with the Foreign Corrupt Practices Act. The Company’s policies relating to the Foreign Corrupt Practices Act are attached as Appendix A hereto.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Protecting Endeavour’s Confidential Information
Endeavour’s confidential and proprietary information is a valuable asset and includes but is not limited to prospective acquisition and divestiture activity, certain seismic interpretation, business strategies and tactics, and undisclosed financial information. Every employee has the responsibility to safeguard the information and never disclose it prematurely.
The Confidential Information Agreement. When you joined Endeavour, you signed an agreement to protect and hold confidential our proprietary information. This agreement remains in effect for as long as you work for Endeavour and even after you leave the Company. Under this agreement, you may not disclose Endeavour’s confidential information to anyone or use it to benefit anyone other than Endeavour without the Company’s prior written consent. Abiding by this agreement is a fundamental condition of your employment, and you should take its provisions very seriously.
Disclosure of Confidential Information. To further Endeavour’s business, from time to time our proprietary information must be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Endeavour management that disclosure of confidential information is necessary, you must then contact the Legal Department to ensure that an appropriate written nondisclosure agreement has been signed by all parties—before any disclosure takes place. Additionally, no financial information other than that required by statutory-reporting requirements may be disclosed without the prior approval of the Company’s Chief Financial Officer. Never accept a third party’s nondisclosure agreement without reviewing it with the Legal Department.
Specific policies have also been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press should be referred to the Company’s Vice President of Investor Relations.
Computing Security. All employees and contractors of Endeavour are expected to maintain a safe and secure computing environment in compliance with Sarbanes-Oxley regulations. Whether you are a basic user, system or data owner, or an administrator, it is your obligation to understand your network security role and the responsibilities associated with computer access. Every step should be taken to ensure the confidentiality of information through the use of passwords as outlined in the company’s computer policies and procedures. Employees should be diligent in protecting data and informational assets in the public domain and recognize the threat of theft.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Obligations Under Securities Laws
Disclosure to SEC and Other Public Communications. Disclosure in reports and documents that Endeavour files with, or submits to, the Securities and Exchange Commission and in other public communications made by Endeavour shall be full, fair, accurate and timely.
“Insider Trading.” From time to time, you may have access to information about Endeavour’s business that has not been disclosed to our stockholders and the investing public. Material undisclosed information about Endeavour’s business is called “inside” information and can include financial information, acquisition or divestiture plans, or other information that could affect the share price of our stock. Trading stock on the basis of inside information, regardless of how small or large the trade, is a serious violation of U.S. securities laws and, depending on the circumstances, the laws of other countries. This is true regardless of where in the world you reside. If you have material inside information about Endeavour, you may not trade in Endeavour stock from the moment you receive that information until after the close of the second trading day following public disclosure of the information. Additionally, you must not assist anyone else to trade in Endeavour stock by improperly disclosing inside information to him or her.
Insider trading rules are strictly enforced and can carry severe penalties, even in instances when the financial transactions seem small. Please contact the Legal Department if you are unsure as to whether or not you are free to trade.
A final word on stock trading. Investors who sell shares of stock they do not own, hoping the stock will drop in value so they can repurchase it at a lower price, are said to be “short selling.” This “betting against the Company” can sometimes have a detrimental impact on the stock price. As employees, we all have a stake in Endeavour’s success and can be hurt by short-selling activity. Additionally, since short selling is sometimes illegal and is highly speculative, it may be subject to greater scrutiny by the Securities and Exchange Commission.
Obligations Under Other Laws
All Endeavour employees and agents shall comply with all applicable legal requirements, including but not limited to, applicable governmental laws, rules and regulations.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Use of Endeavour’s Assets
General. Protecting Endeavour’s assets is a key fiduciary responsibility of every employee. Care should be taken to ensure that assets are not misappropriated, loaned to others, sold or donated without proper authorization.
Computers and Other Equipment. Endeavour strives to furnish all employees with the equipment necessary to efficiently and effectively do their jobs. You have the obligation to care for that equipment and to use it responsibly. If you use Endeavour equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. At the end of your employment at Endeavour, you must immediately return all Company-owned equipment.
Software. All software used by employees to conduct Endeavour business must be authorized copies. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or off site, since doing so constitutes copyright infringement and may expose you and Endeavour to potential civil and criminal liability.
Use of E-mail. E-mail is a convenient, fast, and effective way to communicate with other employees and business partners. Irresponsible, careless, or insensitive statements in an e-mail can be taken out of context and used against you and the Company. Similarly, disparaging comments made against others could, under certain circumstances, constitute libel or a form of harassment. E-mail must only be used appropriately and professionally.
Please observe the following simple rules when preparing and sending e-mails:
•	Think carefully about what you wish to say. Avoid loose statements, unfounded assertions, angry responses, threats, speculations, or suppositions about the actions of Endeavour, its employees, or third parties.

•	Label e-mail messages containing confidential information appropriately (e.g. confidential, attorney-client communication). This tells the recipient how to treat the information in your message.

•	Copy only those persons on an e-mail who need to know what you are saying in order to do their jobs.

•	Keep in mind that e-mail messages can be, and usually are, subpoenaed in the event of litigation—even if Endeavour is not a party to the lawsuit. Excepted are communications between attorney and client: if you need to address a sensitive legal question to a member of the Endeavour Legal Department, label the e-mail “Attorney-Client Confidential” in the subject heading and do not copy anyone unless requested to do so by the attorney. Of course, not all messages require this procedure. When in doubt, call the Legal Department to discuss how to proceed.
Remember also that your Endeavour e-mail account is established to conduct Endeavour’s business and enhance your productivity. E-mail sent or received on Endeavour’s e-mail system is the property of Endeavour.
Please observe these additional guidelines when using Endeavour e-mail:
•	E-mail should not be used to further personal business opportunities or perform work for anyone other than Endeavour.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Use of Endeavour’s Assets (cont.)
•	E-mail must never be used to send or receive unlawful, obscene, or offensive messages or files.

•	E-mail must not be used to engage in political activities, to express personal opinions to journalists or to take public positions on issues without the prior consent of Endeavour management.
Use of the Internet. Use of the Internet and its effect on business is still unfolding, obliging all of us to use it responsibly to conduct Endeavour business and to enhance our expertise and productivity. Please remember that any screen display or printout of any subject, article, or Web page you access via the Internet can be viewed by others just as they might view a poster on your wall. Care should be taken to neither access nor display any offensive materials, which might be deemed a form of harassment as described in the Equal Opportunity section of this document.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS STOCKHOLDERS
Maintaining and Managing Records
Keeping accurate books and records, and retaining them for retrieval, is an important part of our daily business. In fact, various laws require that records be accurate and that they be kept for minimum periods of time. Periodically disposing of documents that are no longer useful and do not need to be retained is just as important as knowing when to save information.

ENDEAVOUR CODE OF BUSINESS CONDUCT
YOUR RESPONSIBILITIES TO ENDEAVOUR AND ITS SHAREHOLDERS
Payment Practices
Accounting Practices. Endeavour’s responsibilities to its shareholders and the investing public, as well as its obligations under the laws governing corporations, require that all transactions be fully and accurately recorded in the Company’s books and records. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited. Such items violate Endeavour policy and the law. Financial entries should be processed in a timely manner and all supporting documentation should fully and accurately describe the nature of the transaction. Endeavour will provide prompt processing for reimbursing employees and vendors.
In addition to maintaining complete and accurate records, the Foreign Corrupt Practices Act (FCPA) states that it is a Federal crime for any U.S. business enterprise to offer a gift, payment or bribe, or anything else of value, whether directly or indirectly, to any foreign official, political party or party official, or candidate for foreign political office for the purpose of influencing, obtaining, retaining, or directing business to Endeavour or to any other party. Even if the payment is legal in the host country, it is forbidden by the Act and violates U.S. law.
Political Contributions. Endeavour reserves the right to communicate its position on important issues to elected representatives and other government officials, and the Company encourages its employees to exercise their civic rights and responsibilities. However, Endeavour’s funds or assets must not be used for, or contributed to, political campaigns or political practices without the prior written approval of the Company’s Chief Executive Officer or Chief Financial Officer.
Vendors, Contractors, and Consultants. Endeavour relies extensively on third parties to conduct its operations. Our relationships with them must always be proper, lawful, and documented, in fact and in appearance, wherever in the world they occur.
Contractual obligations must be set forth in a written agreement and must reflect the value to Endeavour of the service being provided. They should never exceed amounts that are reasonable and customary in our industry. The service to be provided must be legal and proper. Payments must never be made in cash and may only be made against an accurate and complete invoice.
Approval Limitations. Approval authorities have been established for conducting Endeavour business. All employees are expected to comply with the delegated approval authority.

ENDEAVOUR CODE OF BUSINESS CONDUCT
RESPONSIBILITIES TO OUR SUPPLIERS AND CONTRACTORS
Payments or Gifts from Others
Never solicit or accept gifts, loans, or any other favors from anyone who is doing business with Endeavour or who wishes to do business with Endeavour. The only appropriate exceptions are inexpensive gifts having a value of U.S. $100 or less, or even a lower amount depending on local custom. You may accept infrequent business meals and entertainment, provided they are not lavish, excessive, or of a nature which might create the appearance of impropriety.
Sometimes, local customs may require that you exchange more valuable gifts with suppliers or customers. While we strive to respect local customs, gifts of this nature should not be exchanged without first obtaining approval from your manager. In any event, you should turn the gift received over to Endeavour for appropriate disposition. The gift should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. Its nature and cost must always be disclosed.

ENDEAVOUR CODE OF BUSINESS CONDUCT
RESPONSIBILITIES TO OUR SUPPLIERS AND CONTRACTORS
Handling the Confidential Information of Others
Endeavour has many types of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce Endeavour to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship. Whatever the situation, we must take special care to handle the confidential information of others responsibly. The Legal Department can assist in drafting or reviewing third party confidentiality agreements.
Need-to-Know. Once a third party’s confidential information has been disclosed to Endeavour, we have an obligation to limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Endeavour employees who need to know the information. Every employee involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Legal Department.
Notes and Reports. When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports can include confidential information disclosed by the other party and should therefore be retained with other confidential documents and destroyed when appropriate.

ENDEAVOUR CODE OF BUSINESS CONDUCT
ANNUAL FILING AND DISCLOSURE REQUIREMENTS
Annual Filing
A copy of this Code of Business Conduct shall be filed as an exhibit to Endeavour’s report on Form 10-K or Form 10-KSB, as applicable.
Disclosing Amendments and Waivers
Amendments to, and waivers of, this Code of Business Conduct shall be disclosed within two business days after the amendment or waiver, either by filing a Form 8-K, or if Endeavour has disclosed in its annual report on Form 10-K or Form 10-KSB, as applicable, its intention to use its website for such purpose, by posting the disclosure on its corporate website; provided, however, that any waiver of this policy for a director or executive officer shall be approved by the Board of Directors or a committee of the Board of Directors. If posted on the website, the disclosure shall remain on the website for at least 12 months and be retained by Endeavour for five years.

Appendix A
ENDEAVOUR INTERNATIONAL CORPORATION
FCPA COMPLIANCE POLICY AND PROCEDURES
Policy
Purpose
The purpose of this policy and the related procedures is to provide detailed information and guidelines to help ensure compliance by the Company with the Foreign Corrupt Practices Act of 1977, as amended (“FCPA” or the “Act”). The FCPA:
•	makes it illegal for US citizens and companies, their officers, directors, employees and agents, and any stockholders acting on their behalf, to bribe foreign officials; and

•	requires US companies to keep accurate and complete books and records and to maintain proper internal accounting controls.
This policy and the related procedures provide details regarding the FCPA’s anti-bribery and record-keeping provisions and should be read in conjunction with the Company’s Code of Business Ethics and other general management policies.
Scope
This policy extends to all of the Company’s domestic and foreign operations, including operations conducted by any departments, subsidiaries, agents, consultants or other representatives, and, to the extent explained in this policy and the related procedures, the operations of any joint venture or other business enterprise outside the US in which the Company is a participant. This policy also extends to all of the Company’s financial record-keeping activities and is integrated with the obligations to which the Company is already subject by virtue of the federal and state securities laws.
Summary of the FCPA
The FCPA has two primary sections. The first section makes it illegal to bribe foreign officials, and the second section imposes record-keeping and internal accounting requirements upon publicly traded US companies like the Company.
1.	Anti-bribery Provisions
a.	Prohibited Payments

The FCPA’s anti-bribery provisions make it illegal to bribe foreign officials in order to obtain or retain business or to secure any improper advantage. Specifically, the FCPA prohibits payments, offers or gifts of money or anything of value, with corrupt intent, to a “foreign official.”

For purposes of this policy and the related procedures, a “foreign official” is any officer or employee of a foreign government (ie, other than the US) or any department, agency, or instrumentality thereof (which includes a government-owned or government-controlled state enterprise) or of a

“public international organization”, any person acting in an official capacity for or on behalf of a foreign government or government entity or of a public international organization, any foreign political party or party official, or any candidate for foreign political office. Thus foreign officials include not only elected officials, but also consultants who hold government positions, employees or companies owned by foreign governments, political party officials and others. The term “public international organization” includes such organizations as the World Bank, the International Finance Corporation, the International Monetary Fund, and the Inter-American Development Bank. The Company’s Executive Vice President, Administration, General Counsel and Secretary (“General Counsel”) should be contacted if there is a question as to whether an organization should be treated as a public international organization for purposes of this policy and the related procedures.

Neither the Company nor any of its employees, agents or business partners shall make, promise or authorize any gift, payment or offer anything of value on behalf of the Company to a foreign official or to any third person (such as a consultant) who, in turn, is likely to make a gift, payment or offer anything of value to a foreign official. Personal funds must not be used to accomplish what is otherwise prohibited by Company policy.

The procedures specifically outline the very limited circumstances – entertainment, meals, gifts of a nominal value and other business courtesies – when items of value can be given to foreign officials. Such entertainment, meals, gifts of a nominal value and other business courtesies must have prior written approval of the General Counsel.

b.	Permissible Payments

The FCPA allows certain payments to foreign officials under very limited circumstances. “Facilitating” payments to foreign officials in order to obtain non-discretionary, routine governmental action, such as obtaining a permit to do business in a foreign country, obtaining policy protection, or processing a visa, customs invoice or other governmental paper are permitted under the FCPA. Various types of “promotional or marketing payments” may also be permissible under the FCPA in certain circumstances. For example, certain reasonable, bona fide expenses incurred while promoting the Company to foreign officials at a Company facility or entertaining employees of a foreign state-owned firm (such as a state-owned oil company) may also be legitimate expenses under the FCPA.

Under this FCPA policy, Company employees or agents may make facilitating payments or promotional/marketing payments only after obtaining prior written approval from the General Counsel.
2.	Record-Keeping, Accounting and Payment Practices

The record-keeping provisions of the FCPA require publicly held US companies such as the Company to keep their books, records and accounts in reasonable detail accurately and to reflect fairly all transactions and disposition of assets. Thus the Act prohibits the mischaracterization or omission of any transaction on a company’s books or any failure to maintain proper accounting controls that results in such mischaracterization or omission.

Accordingly, Company employees must follow applicable standards, principles, laws and Company practices for accounting and financial reporting. Specifically, employees must be timely and complete when preparing all reports and records required by management. Prior to paying or authorizing a payment to a foreign official, Company employees or agents should be sure that no part of such payment is to be made for any purpose other than that to be fully and accurately described in the Company’s books and records. No undisclosed or unrecorded accounts of the Company are to be established for any purpose. False or artificial entries are not to be made in the books and records of the Company for any reason.

3.	Due Diligence and Selection of Representatives and Business Partners

In its foreign activities, the Company will compete for all business opportunities vigorously, fairly, ethically and legally and, when appropriate, will negotiate contracts in a fair and open manner, regardless of any pressure exerted by foreign officials. This characterization of fairness and professionalism must extend to the activities of the Company’s agents, consultants, representatives and business partners. Prior to entering into an agreement with any agent, consultant, joint venture partner or other representative, the Company should perform proper and thorough FCPA-related due diligence and obtain from the third party certain assurances of compliance.

4.	Penalties

The FCPA imposes criminal liability on both individuals and corporations. For individuals who violate the anti-bribery provisions of the FCPA, criminal penalties include fines of up to $250,000 or twice the amount of the gross pecuniary gain resulting from the improper payment, imprisonment of up to five years, or both. The Company may not reimburse any fine imposed on an individual. Corporations may be fined up to $2,000,000, or, alternatively, twice their pecuniary gain, for criminal violations of the FCPA’s anti-bribery provisions. In addition to criminal penalties, a civil penalty of up to $10,000 may be imposed upon a company that violates the anti-bribery provisions, and against any officer, director, employee or agent of a company, or a stockholder acting on behalf of a company who violates the Act. The US Department of Justice and the US Securities and Exchange Commission may also obtain injunctions to prevent FCPA violations.

Individuals who willfully violate the accounting provisions of the FCPA may be fined up to $1,000,000, imprisoned up to ten years, or both. A corporation may be fined up to $2,500,000. Alternatively, both individuals and corporations violating the Act’s accounting provisions may be subject to fines of up to twice the amount of any pecuniary gain or loss resulting from such violation.

In addition to civil and criminal penalties, a person or company found in violation of the FCPA may be precluded from doing business with the US government. Other penalties include denial of export licenses and debarment from programs under the Commodity Futures Trading Commission and the Overseas Private Investment Corporation.

Violating the FCPA will also result in discipline by the Company, up to and including termination of employment.
Responsibilities of Employees
Every Company employee, agent or representative whose duties are likely to lead to involvement in or exposure to any of the areas covered by the FCPA is expected to become familiar with and comply with this policy. Periodic certifications of compliance with the Company’s policy may be required, as well as participation in training sessions as instructed by management.
If you have questions or problems concerning this policy, foreign officials or payment practices you should contact the Company’s General Counsel.
Procedures
Purpose
The US Foreign Corrupt Practices Act of 1977, as amended (“FCPA” or the “Act”) prohibits the bribery of “foreign officials”, and also requires US companies to maintain internal accounting controls and to keep books and records that accurately reflect all transactions. The following procedures provide guidance for compliance with the FCPA.
Scope
Every Company employee, agent and business partner whose duties are likely to lead to exposure to international business activities is required to read and comply with both the Company’s FCPA policy and these implementing procedures.
Responsibilities
The Company’s Executive Vice President, Administration, General Counsel and Secretary (“General Counsel”) and Accounting Department are responsible for ensuring that no gifts, payments or offers of gifts, payments or anything of value are made or authorized to “foreign officials” without following the procedures set forth herein. The General Counsel is responsible for reviewing requests for authorization of facilitating payments and promotional/marketing payments and for approving such requests when such payment, gift or offer would not violate either the FCPA or the Company’s FCPA Policy. Together, the General Counsel and Accounting Department are responsible for alerting employees, agents, consultants and business partners about the Company’s FCPA policy and for maintaining proper FCPA compliance and oversight files.

Procedures
1.	International Payment Practices
a.	Prohibition of Improper Payments to Foreign Officials

Company employees and agents must not pay or give things of value to foreign officials, directly or indirectly:
•	To prevent some governmental action, such as the imposition of a large tax or fine, or the cancellation of an existing government contract;

•	To obtain a license or other authorization from a government where the issuance involves the foreign official’s or his government’s discretion;

•	To obtain confidential information about business opportunities, bids or the activities or competitors;

•	To obtain the right to open an office or secure a zoning ruling or to influence the award of a government contract;

•	To influence the rate of taxes that would be levied on the Company’s business;

•	To obtain relief from government controls;

•	To resolve governmental disputes (ie, the resolution of tax deficiencies);

•	To affect the nature of foreign regulations or the application of regulator provisions; or

•	To secure any improper advantage.
b.	Procedures for Making Permissible Payments to Foreign Officials

There are certain exceptions to the FCPA’s prohibition against making payments or giving things of value to foreign officials.
i)	Facilitating Payments

Under very limited circumstances, the FCPA permits facilitating payments to foreign officials in order to expedite or secure the performance of routine governmental actions. Routine governmental actions are limited to those actions which are ordinarily and commonly performed by a foreign official.

The Company’s policy is to allow facilitating payments only when the refusal to make such payments may severely and adversely affect the Company’s ability to do business in a foreign country. Before making or authorizing any such payment, the Company employee desiring to do so first must submit to the General Counsel a detailed, written request for authorization that sets forth:
•	The amount of the payment (it should not exceed $500);

•	To whom the payment is to be made, including title;

•	The manner/means of payment;

•	Whether or not the payment is recurring (and if so, how often); and

•	The purpose of the payment (ie, to facilitate the installation of telephone service).
ii)	Promotional Expenses

The FCPA permits certain payments or benefits to foreign officials if the payments or benefits are related to promotion or demonstration of the Company’s products or services, or to the performance of a particular Company contract with a foreign government or state-owned company. Company employees may authorize the following types of promotional expenses (after written approval from the General Counsel is obtained):
•	Gifts to and Entertainment of Foreign Officials – expenses must be directly related to the promotion, demonstration or explanation of the Company’s products or services; reasonable in light of customary gifts; legal under foreign country’s laws; and properly recorded in the Company’s books.

•	Reimbursement of Travel Expenses of Foreign Officials – expenses may be paid, provided that procedures above for Gifts and Entertainment are followed and documentation is proper.

•	Foreign Political Contributions – under no circumstances shall Company funds be used to make political contributions to political parties or candidates in foreign countries.

•	Donations to Foreign Charities – donations are permitted, provided that before making a donation to a non-US charitable entity, a request for approval is sent to the General Counsel and a background check on charitable organization is performed by the General Counsel. Documentation that substantiates the Company’s donation should be forwarded to the General Counsel for retention.
c.	Record-Keeping and Internal Accounting Controls Provisions
i)	Record-Keeping

It is the Company’s policy to maintain accurate, reasonably detailed records which fairly reflect its transactions and disposition of assets, regardless of whether the transactions are domestic or international. Consistent with the requirements of the FCPA, the Company shall maintain a system of internal accounting controls sufficient to provide reasonable assurances that:
•	Transactions are executed in accordance with management’s general or specific authorization;

•	Transactions are recorded as necessary in conformity with generally accepted accounting principles (“GAAP”), or any other criteria applicable to such statements; and

•	Proper safeguarding of the Company’s assets exists.
ii)	Internal Accounting Controls

The Accounting Department shall maintain accounting procedures, financial reporting and controls for the Company. Monitoring and auditing systems must be in place to detect violations of Company policy and of applicable laws.
These requirements apply to the Company and all majority-owned affiliates, whether in the US or in foreign locations. The Company also should make a good-faith effort to ensure that affiliates in which the Company holds 50% or less of the voting shares comply with the FCPA record-keeping and internal accounting control provisions.
2.	Procedures for the Hiring of Foreign Consultants, Agents or Other Representatives

The Company’s FCPA policy prohibits both employees and independent third parties acting on its behalf from offering anything of value to a foreign official. Conduct of third parties (“representatives”) can subject the Company to liability. In all relationships with representatives, the Company should:
•	Thoroughly screen potential representatives prior to beginning a relationship or entering into an agreement;

•	Establish clear lines of authority for screening, selecting and monitoring each representative;

•	Obtain from each representative written assurances that he/she understands and will abide by the Company’s policies, practices and procedures;

•	Monitor the representative’s activities, including periodic review/audit of their performance and payment practices;

•	Investigate any signs of potentially troublesome activities or unethical behavior; and

•	Maintain records of the Company’s compliance-related activities concerning each representative.
All Company agreements for the hiring or renewal of foreign agents must be approved by the General Counsel. The Company shall periodically obtain an executed FCPA certification from each of its international representatives.

3.	Procedures for Entering Into International Joint Ventures, International Mergers and Acquisitions and Other International Equity Transactions
a.	Due Diligence

The Company should perform an effective due diligence review prior to entering into any foreign joint venture, merger or other equity transaction. Due diligence procedures should include review of local law, interviews of joint venture partners (particularly if state-owned/controlled) and key officials of acquisition target, identification of the ultimate beneficial owner of the foreign acquiree (in case of acquisition), review of agreements with governmental bodies, agreements with agents or consultants.

b.	Contractual Provisions

It is recommended that FCPA related contractual provisions be included in every international joint venture agreement to be entered into by the Company. Also, when the Company is acquiring a company with foreign operations or entering into an equity transaction with a foreign entity, warrants should be made stating there have been no FCPA violations.
The General Counsel should review all agreements entered into by the Company to ensure compliance with the Company’s FCPA policy.

4.	FCPA Audit Procedures to Verify Compliance

Regular audits should be performed of the Company’s records, books and accounts that are designed to prevent and detect violations of the FCPA and compliance with the Company’s policies, practices and procedures. The audits should focus on the following items:
•	The Company’s strategy to ensure compliance with the FCPA;

•	Communication with and education of all pertinent employees and third-party representatives;

•	Establishment and implementation of monitoring mechanisms;

•	Review of all international business agreements; and
•	Due diligence procedures taken prior to entering into arrangements with third-parties with international locations.

ACKNOWLEDGMENT AND CERTIFICATION
FOR
ENDEAVOUR CODE OF BUSINESS CONDUCT
     I have received and read the Endeavour Code of Business Conduct (the “Code”). I understand the standards and policies contained in the Code.
     Since the beginning of the period of time that I have been a director, employee, contractor, or consultant of Endeavour, I have complied with the Code. I further agree to comply with the Code for as long as I am subject thereto.
     If I have any questions concerning the meaning or application of the Code or any Endeavour policies, I know I can contact my manager or the managers in the Finance or Legal departments.
     I understand that if I know of any events or transactions that violate the Code, my responsibility is to communicate the information promptly to my manager or the managers of the Finance or Legal departments.
     I understand that this acknowledgment and certification will be placed in my personnel file for permanent reference.

Name

Signature

Date

A Final Word...
Remember, each time you meet with a supplier, shareholder, business partner, or another employee, you convey the ethics, standards, and values of Endeavour. Your actions reflect on all of us.